Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47848) of Moody’s Corporation of our report dated June 28, 2002 relating to the financial statements and supplemental schedule of the Profit Participation Plan of Moody’s Corporation, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, New York
June 28, 2002